Exhibit 99.1

NEWS RELEASE

ICF International Appoints Ernest J. Moniz to Board of Directors

FOR IMMEDIATE RELEASE

Contact: Steve Anderson, steve.anderson@icfi.com, +1.703.934.3847

FAIRFAX, Va. (June 3, 2011) – ICF International (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, has appointed Dr. Ernest J. Moniz to its board of directors. Dr. Moniz brings a tremendous knowledge of the energy and environmental markets worldwide, as well as a long history of serving on the boards of both public and private companies.

“Dr. Moniz’s experience in other board rooms, professional organizations and the federal government will enable him to bring a valuable perspective to ICF and to our board,” said ICF International Chairman and CEO Sudhakar Kesavan. “His deep understanding in the areas of energy and the environment, both key strategic areas of business for ICF, makes him an ideal addition.”

Dr. Moniz replaces David C. Lucien on the ICF board. Mr. Lucien advised ICF earlier this year that he would not stand for re-election when his current term expired. Mr. Lucien had been a member of the ICF board of directors since 2004.

A scholar and professor, Dr. Moniz is the Cecil and Ida Green professor of physics and engineering systems, director of the Energy Initiative, and director of the Laboratory for Energy and the Environment at the Massachusetts Institute of Technology (MIT). Dr. Moniz also served as undersecretary of the Department of Energy (DOE) from 1997 to 2001. In that role, he had programmatic oversight responsibility for the Offices of Science; Fossil Energy; Energy Efficiency and Renewable Energy; Nuclear Energy, Science and Technology; Environmental Management; and Civilian Radioactive Waste Management. Dr. Moniz also served from 1995 to 1997 as associate director for science in the Office of Science and Technology Policy in the Executive Office of the President, where his responsibilities spanned the physical, life, and social and behavioral sciences, science education, and university-government partnerships. He is a member of President Obama’s Council of Advisors on Science and Technology, the DOE Blue Ribbon Commission on America’s Nuclear Future, and of the Department of Defense Threat Reduction Advisory Committee.

A member of the MIT faculty since 1973, Dr. Moniz has served as head of the Department of Physics and as director of the Bates Linear Accelerator Center, a DOE user facility. His research focuses on energy technology and policy studies.

Dr. Moniz holds a bachelor’s degree in physics from Boston College, a doctorate in theoretical physics from Stanford University, and honorary doctorates from the University of Athens, the University of Erlangen-Nurenburg, and Michigan State University. Dr. Moniz is a Fellow of the American Association for the Advancement of Science, the Humboldt Foundation, and the American Physical Society and a member of the Council on Foreign Relations. He received the 1998 Seymour Cray HPCC Industry

Recognition Award for vision and leadership in advancing scientific simulation and, in 2008, the Grand Cross of the Order of Makarios III for contributions to development of research and education in Cyprus and the wider region. He serves on the boards of directors or as an advisor to several energy and security companies.

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For more information:

•	ICF International: http://www.icfi.com

•	ICF Investor info.: http://investor.icfi.com/phoenix.zhtml?c=201331&p=irol-IRHome

•	ICF Board of Directors: http://investor.icfi.com/phoenix.zhtml?c=201331&p=irol-govBoard

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy, environment and transportation; health, education, and social programs; and homeland security and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 3,700 employees serve these clients worldwide. ICF’s Web site is www.icfi.com.

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